Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Results for the Fiscal 2014 Third Quarter

•                  Consolidated net sales of $949.3 million, up 4.1%

•                  Same store sales growth of  2.1% vs. growth of 0.7% in 3Q13

•                  Consolidated gross margin of 50.1%

•                  3Q14 GAAP net earnings of $67.8 million with EPS of $0.42

•                  3Q14 Adjusted net earnings of $70.4 million with EPS of $0.43

•                  Repurchased $176.1 million, or 6.9 million shares, of stock in 3Q14

DENTON, Texas, July 31, 2014 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2014 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“I am pleased with the sales improvement in our Sally U.S. business as well as solid performance in our BSG segment.” stated Gary Winterhalter, Chairman and Chief Executive Officer.  “On a consolidated basis, same store sales grew 2.1% with sales growth of 4.1%.  Although consolidated gross margin of 50.1% was flat when compared to the prior year, it’s only the third time in Company history that we’ve reached consolidated gross margin above 50%.   During the third quarter, we purchased $176 million, or 6.9 million shares, of our stock, which reflects our confidence in the stability of our cash flow and financial performance.  As of the end of June, we had $155 million remaining on our current stock repurchase authorization.”

FISCAL 2014 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2014 third quarter, consolidated net sales were $949.3 million, an increase of 4.1% from the fiscal 2013 third quarter.  The fiscal 2014 third quarter sales increase is primarily attributed to growth in same store sales and the addition of new stores.  The impact from favorable changes in foreign currency exchange rates in the fiscal 2014 third quarter was $3.7 million.  Consolidated same store sales in the fiscal 2014 third quarter grew by 2.1% compared to growth of 0.7% in the fiscal 2013 third quarter.

Gross Profit:  Consolidated gross profit for the fiscal 2014 third quarter was $475.7 million, an increase of 4.1% over gross profit of $457.1 million for the fiscal 2013 third quarter.  Gross profit as a percentage of sales was 50.1%, flat when compared to the fiscal 2013 third quarter. Gross profit as a percentage of sales for the first nine months of fiscal 2014 was 49.6%, flat when compared to the first nine months of fiscal 2013.  In light of that performance, the Company now believes that consolidated gross profit margin for fiscal year 2014 will be flat when compared to fiscal year 2013 versus previous expectations of gross margin expansion of 20 to 30 basis points.

Selling, General and Administrative Expenses:  For the fiscal 2014 third quarter, GAAP consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $320.7 million, or 33.8% of sales, a 140 basis point increase from the fiscal 2013 third quarter metric of 32.4% of sales and total SG&A expenses of $295.7 million.  Excluding the executive management transition costs and expenses related to the previously disclosed data security incident totaling $4.4 million pre-tax, adjusted SG&A expenses in the fiscal 2014 third quarter, were $316.4 million or 33.3% of sales.

Fiscal 2014 third quarter GAAP SG&A expenses increased 8.5% or $25.0 million. This increase is primarily due to expenses associated with the opening of new stores, higher expenses associated with our self-funded employee healthcare benefits program in the U.S., executive management transition costs, higher advertising expense in the Sally U.S. segment and data security incident expenses.  Excluding the executive management transition costs and expenses related to the previously disclosed data security incident, fiscal 2014 third quarter adjusted SG&A expenses increased 7.0% over the fiscal 2013 third quarter.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2014 third quarter was $29.3 million, up $2.3 million, compared to the fiscal 2013 third quarter of $27.0 million.  The increase in interest expense was primarily due to the effect of higher principal balances on our debt outstanding during the three months ended June 30, 2014, including the senior notes due 2023 issued in October 2013, partially offset by lower borrowings under our ABL facility compared to the three months ended June 30, 2013.

Provision for Income Taxes:  Income taxes were $37.9 million for the fiscal 2014 third quarter versus $43.1 million in the fiscal 2013 third quarter.  The Company’s effective tax rate in the fiscal 2014 third quarter was 35.9% versus 37.3% in the fiscal 2013 third quarter.  The lower effective tax rate for the three months ended June 30, 2014, compared to the three months ended June 30, 2013, was primarily due to the reduction of uncertain tax position reserves during the quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2014 third quarter, GAAP net earnings were down 6.5% to $67.8 million, or $0.42 per diluted earnings per share, from net earnings of $72.5 million, or $0.42 per diluted earnings per share in the year ago quarter.  Adjusted net earnings for the fiscal 2014 third quarter were down 2.8% to $70.4 million or $0.43 per diluted earnings per share when compared to fiscal 2013 net earnings.  Adjusted net earnings for the fiscal 2014 third quarter excludes a $2.7 million charge, net of tax, related to expenses associated with the executive management transition and the previously disclosed data security incident.

Adjusted EBITDA: Adjusted EBITDA for the fiscal 2014 third quarter was $162.4 million, a decline of 1.3% from $164.6 million in the fiscal 2013 third quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2014, were $46.3 million.  The Company ended the fiscal 2014 third quarter with an outstanding balance of $9.0 million on its asset-based loan (ABL) revolving credit facility.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of June 30, 2014.

For the first nine months of fiscal 2014, the Company’s capital expenditures totaled $50.0 million.  Capital expenditures for the fiscal year 2014 are now expected to end the year at the low end of the previously stated range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $143.7 million to $616.8 million at June 30, 2014 compared to $473.2 million at September 30, 2013. The ratio of current assets to current liabilities was 2.42 to 1.00 at June 30, 2014 compared to 1.87 to 1.00 at September 30, 2013.

Inventory as of June 30, 2014 was $839.8 million, an increase of $59.6 million, or growth of 7.6%, from June 30, 2013 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings and the introduction of new brands in the Sally U.S. business.

During the three months ended June 30, 2014, the Company repurchased (and subsequently retired) a total of 6.9 million shares of its common stock at an aggregate cost of $176.1 million.  As of June 30, 2014, the Company has approximately $155.0 million remaining under its $700 million stock repurchase authorization announced on March 5, 2013.  The Company’s Board of Directors currently intends to authorize an additional share repurchase program during the fiscal 2014 fourth quarter similar in size and duration to the existing $700 million authorization to provide the Company with the flexibility to continue its share repurchases beyond the remaining authorization.

Business Segment Results:

Sally Beauty Supply

Fiscal 2014 Third Quarter Results for Sally Beauty Supply

•                  Sales of $584.5 million, up 4.5% from $559.2 million in the fiscal 2013 third quarter.  Sales growth is primarily attributed to net new store openings and same store sales growth.  The impact from favorable changes in foreign currency exchange rates in the fiscal 2014 third quarter was $5.2 million.

•                  Same store sales increased 1.8% compared to a decline of 0.8% in the fiscal 2013 third quarter.  Same store sales performance in the fiscal 2014 third quarter was positively impacted by improved customer traffic in the Sally U.S. business compared to fiscal 2013 third quarter.

•                  Gross margin of 55.4% a decline of 20 basis points when compared to the record-high gross margin performance of 55.6% in the fiscal 2013 third quarter.

•                  SG&A as a percentage of sales was 34.0% compared to 32.7% in the year ago quarter.

•                  Segment earnings of $114.8 million, down 2.5% when compared to $117.7 million in the fiscal 2013 third quarter.

•                  Segment operating margins were 19.6% of sales, a decline of 140 basis points from a record-high of 21.0% in the fiscal 2013 third quarter.

•                  Net store base increased by 141 over the fiscal 2013 third quarter for a total store count of 3,520.

Sales growth in the fiscal 2014 third quarter is attributed to net new store openings, same store sales growth in both domestic and international businesses, and the favorable impact of foreign currency exchange rates.   Gross profit margin declined by 20 basis points primarily due to difficult comparisons against record gross margin performance in the prior year quarter.   SG&A expenses were up primarily due to higher advertising and marketing expenditures in the Sally U.S. business versus the prior year.  Segment operating earnings and margin were negatively impacted by a decline in gross margin and increase in SG&A expenses.

Beauty Systems Group

Fiscal 2014 Third Quarter Results for Beauty Systems Group

•                  Sales of $364.8 million, up 3.4% from $353.0 million in the fiscal 2013 third quarter.  Sales growth is primarily driven by same store sales growth, acquisitions and net new store openings.  The impact from unfavorable changes in foreign currency exchange rates in the fiscal 2014 third quarter was $1.5 million.

•                  Same store sales growth of 2.7% versus growth of 4.6% in the fiscal 2013 third quarter.

•                  Gross margin of 41.7%, a 20 basis point improvement from 41.5% in the fiscal 2013 third quarter.

•                  SG&A as a percentage of sales was 24.1% compared to 24.8% in the prior year quarter, a 70 basis point improvement.

•                  Segment earnings of $57.2 million, up 8.6% from $52.7 million in the fiscal 2013 third quarter.

•                  Segment operating margins increased by 80 basis points to 15.7% of sales from 14.9% in the fiscal 2013 third quarter.

•                  Net store count was 1,259, an increase of 36 stores over the fiscal 2013 third quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2014 third quarter were 980 versus 995 at the end of the fiscal 2013 third quarter.

Sales growth in the fiscal 2014 third quarter was driven by same store sales growth and net new stores.  Segment operating earnings and margin growth was primarily due to improvement in gross margin and SG&A leverage.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1766 (International:  612-332-0226).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) July 31, 2014 through August 14, 2014 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 332323.  Also, a website replay will be available on investor.sallybeautyholdings.com.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings and earnings per share and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation (which includes costs related to the Company’s executive management transition) and costs related to the Company’s previously disclosed data security incident.

Adjusted Net Earnings, Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share and SG&A expenses are GAAP net earnings, earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed executive management transition and data security incident for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.   Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers or third-party distributors; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our e-commerce business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ personal information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach; the ultimate determination of the extent or scope of the potential liabilities relating to our recent data security incident; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, in each case as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2014	2013	% CHG	2014	2013	% CHG

Net sales	$949,275	$912,101	4.1%	$2,809,210	$2,715,781	3.4%
Cost of products sold and distribution expenses	473,564	455,018	4.1%	1,416,578	1,369,876	3.4%
Gross profit	475,711	457,083	4.1%	1,392,632	1,345,905	3.5%
Selling, general and administrative expenses (1)(2)	320,726	295,719	8.5%	953,016	900,778	5.8%
Depreciation and amortization	19,989	18,798	6.3%	58,739	52,853	11.1%
Operating earnings	134,996	142,566	-5.3%	380,877	392,274	-2.9%
Interest expense	29,308	27,006	8.5%	87,055	80,510	8.1%
Earnings before provision for income taxes	105,688	115,560	-8.5%	293,822	311,764	-5.8%
Provision for income taxes	37,932	43,094	-12.0%	109,579	115,426	-5.1%
Net earnings	$67,756	$72,466	-6.5%	$184,243	$196,338	-6.2%

Earnings per share:
Basic	$0.43	$0.43	0.0%	$1.14	$1.13	0.9%
Diluted	$0.42	$0.42	0.0%	$1.11	$1.10	0.9%

Weighted average shares:
Basic	158,950	168,725		161,700	173,528
Diluted	162,524	173,762		165,389	178,278

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.4%	55.6%	(20)	54.8%	54.8%	0
BSG Segment Gross Profit Margin	41.7%	41.5%	20	41.2%	41.1%	10
Consolidated Gross Profit Margin	50.1%	50.1%	0	49.6%	49.6%	0
Selling, general and administrative expenses	33.8%	32.4%	140	33.9%	33.2%	70
Consolidated Operating Profit Margin	14.2%	15.6%	(140)	13.6%	14.4%	(80)
Net Earnings Margin	7.1%	7.9%	(80)	6.6%	7.2%	(60)

Effective Tax Rate	35.9%	37.3%	(140)	37.3%	37.0%	30

(1)         Selling, general and administrative expenses include share-based compensation expenses of $6.5 million and $3.2 million for the three months ended June 30, 2014 and 2013, respectively; and $18.3 million and $15.5 million for the nine months ended June 30, 2014 and 2013, respectively, including a non-recurring charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and nine months ended June 30, 2014, selling, general and administrative expenses include non-recurring expenses of $0.9 million and  $2.0 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2014	2013	% CHG	2014	2013	% CHG
Net sales:
Sally Beauty Supply	$584,500	$559,150	4.5%	$1,727,473	$1,673,942	3.2%
Beauty Systems Group	364,775	352,951	3.4%	1,081,737	1,041,839	3.8%
Total net sales	$949,275	$912,101	4.1%	$2,809,210	$2,715,781	3.4%

Operating earnings:
Sally Beauty Supply	$114,773	$117,672	-2.5%	$323,790	$329,715	-1.8%
Beauty Systems Group	57,247	52,734	8.6%	162,964	151,307	7.7%
Segment operating earnings	172,020	170,406	0.9%	486,754	481,022	1.2%

Unallocated corporate expenses (1)	(30,517)	(24,650)	23.8%	(87,580)	(73,245)	19.6%
Share-based compensation (2)	(6,507)	(3,190)	104.0%	(18,297)	(15,503)	18.0%
Interest expense	(29,308)	(27,006)	8.5%	(87,055)	(80,510)	8.1%
Earnings before provision for income taxes	$105,688	$115,560	-8.5%	$293,822	$311,764	-5.8%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.6%	21.0%	(140)	18.7%	19.7%	(100)
Beauty Systems Group	15.7%	14.9%	80	15.1%	14.5%	60
Consolidated operating profit margin	14.2%	15.6%	(140)	13.6%	14.4%	(80)

(1)         Unallocated expenses consist of corporate and shared costs.

(2)         For the three and the nine months ended June 30, 2014, share-based compensation expense include a non-recurring charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2014	2013	% CHG	2014	2013	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$67,756	$72,466	-6.5%	$184,243	$196,338	-6.2%
Add:
Depreciation and amortization	19,989	18,798	6.3%	58,739	52,853	11.1%
Share-based compensation (1)	6,507	3,190	104.0%	18,297	15,503	18.0%
Expenses from data security incident (2)	864	—	—	1,974	—	—
Interest expense	29,308	27,006	8.5%	87,055	80,510	8.1%
Provision for income taxes	37,932	43,094	-12.0%	109,579	115,426	-5.1%
Adjusted EBITDA (Non-GAAP)	$162,356	$164,554	-1.3%	$459,887	$460,630	-0.2%

(1)         For the three months ended June 30, 2014 and 2013, share-based compensation includes $3.5 million and $0.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement; and $8.8 million and $5.9 million for the nine months ended June 30, 2014 and 2013, respectively, including a non-recurring charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and nine months ended June 30, 2014, selling, general and administrative expenses include non-recurring expenses of $0.9 million and  $2.0 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2014
	As Reported	Management Transition Costs (1)	Expenses from Data Security Incident (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$320,726	$(3,500)	$(864)	$316,362
SG&A expenses, as a percentage of sales	33.8%			33.3%
Operating earnings	134,996	3,500	864	139,360
Operating Profit Margin	14.2%			14.7%
Earnings before provision for income taxes	105,688	3,500	864	110,052
Provision for income taxes (3)	37,932	1,365	337	39,634
Net earnings	$67,756	$2,135	$527	$70,418

Earnings per share:
Basic	$0.43	$0.01	$—	$0.44
Diluted	$0.42	$0.01	$—	$0.43

	Nine Months Ended June 30, 2014
	As Reported	Management Transition Costs (1)	Expenses from Data Security Incident (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$953,016	$(3,500)	$(1,974)	$947,542
SG&A expenses, as a percentage of sales	33.9%			33.7%
Operating earnings	380,877	3,500	1,974	386,351
Operating Profit Margin	13.6%			13.8%
				—
Earnings before provision for income taxes	293,822	3,500	1,974	299,296
Provision for income taxes (3)	109,579	1,365	770	111,714
Net earnings	$184,243	$2,135	$1,204	$187,582

Earnings per share:
Basic	$1.14	$0.01	$0.01	$1.16
Diluted	$1.11	$0.01	$0.01	$1.13

(1)         For the three and nine months ended June 30, 2014, selling, general and administrative expenses include a non-recurring share-based compensation charge of $3.5 million in connection with the executive management transition plan disclosed in May 2014.

(2)         For the three and nine months ended June 30, 2014, selling, general and administrative expenses include non-recurring expenses of $0.9 million and  $2.0 million, respectively, incurred in connection with the data security incident disclosed in March 2014.

(3)         The tax provision for the adjustment to net earnings was calculated using an estimated effective tax rate of 39.0%.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2014	2013	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,499	3,358	141
Franchise stores	21	21	—
Total Sally Beauty Supply	3,520	3,379	141
Beauty Systems Group:
Company-operated stores	1,098	1,063	35
Franchise stores	161	160	1
Total Beauty System Group	1,259	1,223	36
Total	4,779	4,602	177

BSG distributor sales consultants (end of period) (1)	980	995	(15)

	2014	2013	Basis Pt Chg
Third quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	1.8%	-0.8%	260
Beauty Systems Group	2.7%	4.6%	(190)
Consolidated	2.1%	0.7%	140

			Basis Pt Chg
Nine months ended June 30 company-operated same store sales growth (decline) (2)
Sally Beauty Supply	1.1%	-0.3%	140
Beauty Systems Group	3.4%	3.8%	(40)
Consolidated	1.7%	0.9%	80

(1)         Includes 335 and 329 distributor sales consultants as reported by our franchisees at June 30, 2014 and 2013, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2014	September 30, 2013
Financial condition information (at period end):
Working capital	$616,836	$473,164
Cash and cash equivalents	46,329	47,115
Property and equipment, net	233,366	229,540
Total assets	1,983,612	1,950,086
Total debt, including capital leases	1,821,715	1,690,703
Total stockholders’ (deficit) equity	$(362,794)	$(303,479)

	As of
	June 30, 2014	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$9,000	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	857,681	5.750%
Senior notes due 2023	200,000	5.500%
Other (2)	410	4.93% to 5.79%
Total debt	$1,817,091

Debt maturities, excluding capital leases
Twelve months ending June 30,
2015	$9,410
2016-2019	—
Thereafter (1)	1,807,681
Total debt	$1,817,091

(1)         Amount includes unamortized premium of $7.7 million related to notes in an aggregate principal amount of $150.0 million. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.